Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-169119 June 14, 2012

Barclays Bank PLC Market-Linked Notes Linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar due December 31, 2014

Investment Description

The Market-Linked Notes Linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar (the “Notes”) are unsubordinated and unsecured debt securities issued by Barclays Bank PLC (the “Issuer”) and provide exposure to the performance the Chinese renminbi (CNY) relative to the U.S. dollar (USD) (together, the “Reference Asset” or “USDCNY exchange rate”). If the Currency Return is positive, meaning the Chinese renminbi has strengthened relative to the U.S dollar, Barclays Bank PLC will repay the full principal amount at maturity plus pay a return equal to the Currency Return multiplied by the Participation Rate of between 144% and 164% (the actual Participation Rate will be determined on the Trade Date). If the Currency Return is zero or negative, meaning the Chinese renminbi has not strengthened relative to the U.S. dollar, Barclays Bank PLC will repay your principal amount at maturity, and no additional return will be payable. A decrease in the final spot rate as compared to the initial spot rate will result in a positive Currency Return and reflects an appreciation of CNY relative to USD, while an increase in the final spot rate as compared to the initial spot rate will result in a negative Currency Return and reflects a depreciation of CNY relative to USD. Investing in the Notes involves significant risks. The Notes do not pay interest and Barclays Bank PLC may not pay more than the principal amount of $1,000 per Note at maturity. Barclays Bank PLC will repay your full principal amount only if you hold the Notes to maturity. Any payment on the Notes, including the repayment of principal at maturity, is subject to the credit risk of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations, you may not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

Features

❑	Growth Potential – If the Currency Return is greater than zero, meaning the Chinese renminbi has strengthened relative to the U.S dollar, Barclays Bank PLC will repay your principal amount at maturity plus pay a return equal to the Currency Return multiplied by the Participation Rate. If the Currency Return is equal to or less than zero, meaning the Chinese renminbi has not strengthened relative to the U.S. dollar, Barclays Bank PLC will repay your principal amount at maturity, and no additional return will be payable.
❑	No Downside Exposure to the Chinese Renminbi at Maturity – If you hold the Notes to maturity, Barclays Bank PLC will repay at least your principal amount, regardless of the performance of the Chinese renminbi relative to the U.S. dollar. You must hold your Notes to maturity to receive the stated payout from Barclays Bank PLC. Any payment on the Notes, including the repayment of principal at maturity, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates1

Trade Date	June 25, 2012
Settlement Date	June 28, 2012
Final Valuation Date[2]	December 26, 2014
Maturity Date[2]	December 31, 2014
[1]	Expected. In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the Notes remains the same.
[2]	Subject to postponement in the event of a market disruption event as described under “Reference Assets—Currency Exchange Rates—Market Disruption Events for Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement.

NOTICE TO INVESTORS: YOU MAY RECEIVE ONLY THE PRINCIPAL AMOUNT AT MATURITY AND MAY NOT RECEIVE ANY OTHER RETURN ON THE NOTES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-5 AND UNDER “RISK FACTORS” BEGINNING ON PAGE S-6 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES.

Note Offering

Barclays Bank PLC is offering Market-Linked Notes Linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar. Any return on the Notes at maturity will be determined by the performance of the Chinese renminbi relative to the U.S. dollar. The Notes are offered at the Price to Public described below. The Participation Rate and the Initial Spot Rate will be set on the Trade Date. The Notes do not pay interest, and you may receive only the principal amount at maturity.

Reference Asset	Initial Spot Rate	Participation Rate	CUSIP/ISIN
The Chinese renminbi per U.S. dollar exchange rate	[___]	144% to 164%
(The actual Participation Rate will be determined on the Trade Date.)

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and this free writing prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute Barclays Bank PLC’s direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public(1)	Underwriting Discount(1)	Proceeds to Barclays Bank PLC(1)
Per Note	$1,000.00	$25.00	$975.00
Total	$•	$•	$•
(1)	UBS Financial Services Inc. will act as placement agent for sales to certain advisory accounts for which they are an investment advisor at a purchase price to such accounts of $975.00 per Note, and will not receive a sales commission with respect to such sales. See “Supplemental Plan of Distribution” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated August 31, 2010, the prospectus supplement dated May 27, 2011 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, preliminary pricing supplement, if any, and final pricing supplement (when completed) and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 2-3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Securities, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms in the prospectus and prospectus supplement are inconsistent with the terms discussed herein, the terms discussed in this free writing prospectus will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

t	Prospectus dated August 31, 2010: http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm
t	Prospectus supplement dated May 27, 2011: http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this document, “Notes” refers to the Market-Linked Notes linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar that are offered hereby, unless the context otherwise requires.

Investor Suitability

The Notes may be suitable for you if:

t	You fully understand, and are willing to undertake, the risks inherent in an investment in the Notes, including the risk of receiving little or no return on your principal amount;
t	You seek an investment with a return linked to the performance of the Chinese renminbi relative to the U.S. dollar;
t	You believe that the Chinese renminbi will appreciate relative to the U.S. dollar (or that the U.S. dollar will depreciate relative to the Chinese renminbi) during the term of the Notes;
t	You can tolerate receiving only your principal amount at maturity if the Chinese renminbi does not appreciate relative to the U.S dollar;
t	You are willing to invest in the Notes if the Participation Rate is set equal to the bottom of the range indicated for the Participation Rate on the cover hereof (the actual Participation Rate will be determined on the Trade Date);
t	You are willing and able to hold the Notes to maturity, a term of approximately 2.5 years, and you are aware that there may be little or no secondary market for the Notes;
t	You can tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes.
t	You understand, and are willing to undertake, the risks associated with investments in currencies generally and with the Chinese renminbi per U.S. dollar exchange rate specifically;
t	You do not seek current income from this investment; and
t	You are willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, and understand that, if Barclays Bank PLC defaults on its obligations, you may not receive any amounts due to you including any repayment of principal.

The Notes may not be suitable for you if:

t	You do not fully understand, or are unwilling to undertake, the risks inherent in an investment in the Notes, including the risk of receiving little or no return on your principal amount;
t	You do not seek an investment with exposure to the Chinese renminbi relative to the U.S. dollar;
t	You believe that the Chinese renminbi will depreciate relative to the U.S. dollar (or that the U.S. dollar will appreciate relative to the Chinese renminbi) during the term of the Notes;
t	You cannot tolerate receiving only your principal amount at maturity if the Chinese renminbi does not appreciate relative to the U.S dollar;
t	You are unwilling to invest in the Notes if the Participation Rate is set equal to the bottom of the range indicated for the Participation Rate on the cover hereof (the actual Participation Rate will be determined on the Trade Date);
t	You seek current income from your investments;
t	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may cause the market value of the Notes to decline below the price you paid for your Notes;
t	You do not understand, or are unwilling to undertake, the risks associated with investments in currencies generally and with the Chinese renminbi per U.S. dollar exchange rate specifically;
t	You are unwilling or unable to hold the Notes to maturity, a term of approximately 2.5 years, or you seek an investment for which there will be an active secondary market; or
t	You are not willing to assume the credit risk of Barclays Bank PLC for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-5 of this free writing prospectus as well as the “Risk Factors” beginning on page S-6 of the prospectus supplement for risks related to an investment in the Notes.

FWP-2

Indicative Terms1

Issuer:	Barclays Bank PLC
Issue Price:	$1,000 per Note for brokerage account investors; $975 per Note for certain advisory account investors.
Principal Amount:	$1,000 per Note. The Payment at Maturity will be based on the Principal Amount per Note.
Term:	Approximately 2.5 years
Interest:	The Notes do not pay interest.
Reference Asset:[2]	The Notes are linked to the Chinese renminbi per U.S. dollar exchange rate (the “USDCNY exchange rate”), determined by the Calculation Agent with reference to the Chinese renminbi per U.S. dollar exchange rate which appears on Reuters screen “SAEC” opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on the relevant date.
Participation Rate:	144% to 164% (The actual Participation Rate will be determined on the Trade Date.)
Payment at Maturity (per $1,000 principal amount Note):

If the Currency Return is greater than zero, Barclays Bank PLC will repay the principal amount plus pay a return equal to the Currency Return multiplied by the Participation Rate. Accordingly, the payment at maturity per $1,000 principal amount Note would be calculated as follows:

$1,000 + [$1,000 × Currency Return × Participation Rate]

Due to the Currency Return calculation below, the maximum possible Currency return is 100%.

If the Currency Return is equal to or less than zero, Barclays Bank PLC will repay the principal amount of your Notes with no additional return.

You must hold the Notes to maturity to receive the stated payout from Barclays Bank PLC, subject to its creditworthiness.

Currency Return:

The performance of the USDCNY exchange rate from the Initial Spot Rate to the Final Spot Rate, calculated as follows:

Initial Spot Rate – Final Spot Rate
Initial Spot Rat

Because the Currency Return is calculated using the equation above, the maximum possible Currency Return is 100%. There is no comparable limit on the negative performance of the Currency Return; however, subject to the creditworthiness of the Issuer, in no case will the amount payable by the Issuer at maturity be less than the principal amount.

Initial Spot Rate:	[_], which is the USDCNY exchange rate on the Trade Date, determined as described under “Reference Asset” above.
Final Spot Rate:	The USDCNY exchange rate on the Final Valuation Date, determined as described under “Reference Asset” above.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.
[2]	For a description of adjustments that may affect the Reference Asset, see “Reference Assets—Currency Exchange Rates—Adjustments Relating to Securities with the Reference Asset Comprised of a Currency Exchange Rate or Currency Exchange Rates” in the prospectus supplement.

Investment Timeline

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. THE NOTES DO NOT PAY INTEREST AND MAY NOT PAY MORE THAN THE PRINCIPAL AMOUNT OF $1,000 PER NOTE AT MATURITY. BARCLAYS BANK PLC WILL ONLY REPAY YOUR FULL PRINCIPAL AMOUNT AT MATURITY. ANY PAYMENT ON THE NOTES, INCLUDING THE REPAYMENT OF PRINCIPAL AT MATURITY, IS SUBJECT TO THE CREDIT RISK OF BARCLAYS BANK PLC AND IS NOT GUARANTEED BY ANY THIRD PARTY. IF BARCLAYS BANK PLC WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE TERMS OF THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

FWP-3

Hypothetical Examples and Return Table

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to the $1,000 issue price per Note. The hypothetical total returns and examples set forth below assume an Initial Spot Rate of 6.3188, a Participation Rate of 154% (the midpoint of the range of 144% to 164%) and the Final Spot Rates as set forth below. The actual Initial Spot Rate and Participation Rate will be determined on the Trade Date, and the actual Final Spot Rate will be determined on the Final Valuation Date. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. These examples do not take into account any tax consequences from investing in the Notes.

Final Spot Rate(1)	Currency Return	Payment at Maturity	Total Return on Notes per $1000 Issue Price(2)	Total Return on Notes per $975 Issue Price(3)
5.0550	20.00%	$1,308.00	30.80%	34.15%
5.6869	10.00%	$1,154.00	15.40%	18.36%
6.0029	5.00%	$1,077.00	7.70%	10.46%
6.1608	2.50%	$1,038.50	3.85%	6.51%
6.3188	0.00%	$1,000.00	0.00%	2.56%
6.6347	-5.00%	$1,000.00	0.00%	2.56%
6.9507	-10.00%	$1,000.00	0.00%	2.56%
7.5826	-20.00%	$1,000.00	0.00%	2.56%
8.2144	-30.00%	$1,000.00	0.00%	2.56%
8.8463	-40.00%	$1,000.00	0.00%	2.56%
9.4782	-50.00%	$1,000.00	0.00%	2.56%
10.1101	-60.00%	$1,000.00	0.00%	2.56%
10.7420	-70.00%	$1,000.00	0.00%	2.56%
11.3738	-80.00%	$1,000.00	0.00%	2.56%
12.0057	-90.00%	$1,000.00	0.00%	2.56%
12.6376	-100.00%	$1,000.00	0.00%	2.56%
[1]	The Final Spot Rate will be the USDCNY exchange rate on the Final Valuation Date as described under “Reference Asset” in this free writing prospectus. The decline of the USDCNY exchange rate (meaning the Chinese renminbi has appreciated relative to the U.S. dollar) will have a positive impact on the Currency Return. Conversely, an increase in the USDCNY exchange rate (meaning the Chinese renminbi weakens relative to the U.S. dollar) will have a negative impact on the Currency Return.
[2]	This “Total Return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1000 Principal Amount Note to the purchase price of $1000 per Note for all brokerage account investors.
[3]	This “Total Return” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1000 Principal Amount Note to the purchase price of $975 per Note, which is the purchase price for investors in advisory accounts. See “Supplemental Plan of Distribution” on the last page of this free writing prospectus.

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Reference Asset decreases from an Initial Spot Rate of 6.3188 to a Final Spot Rate of 6.0029, resulting in a Currency Return of 5.00%.

Because the Currency Return of 5.00% is greater than zero, the investor receives a payment at maturity of $1,077.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Currency Return × Participation Rate]

$1,000 + [$1,000 × 5.00% × 154%] = $1,077.00

Example 2: The Reference Asset increases from an Initial Spot Rate of 6.3188 to a Final Spot Rate of 6.6347, resulting in a Currency Return of -5.00%.

Because the Currency Return of -5.00% is equal to or less than zero, the investor receives a payment at maturity of $1,000.00 per $1,000 principal amount Note.

FWP-4

Key Risks

An investment in the Notes involves significant risks. Some of the risks that apply to the Notes are summarized here, but we urge you to read the more detailed explanation of Notes generally in the “Risk Factors” section beginning on page S-6 of the prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

t	Market Risk; an Investment in the Notes May Not Result in Any Return — The Notes do not guarantee any return on your investment. The return on the Notes at maturity is linked to the performance of the Chinese renminbi relative to the U.S. dollar and will depend on whether, and the extent to which, the Currency Return is positive or negative. If the USDCNY exchange rate increases from the Trade Date to the Final Valuation Date, which would reflect a depreciation of the Chinese renminbi relative to the U.S. dollar and result in a negative Currency Return, Barclays Bank PLC will pay you only the principal amount at maturity and you will not receive any return on your investment in the Notes. Therefore, the return on your Notes may be less than the amount that would be paid on a conventional debt security of the Issuer with comparable maturity.
t	No interest payments — The Issuer will not make interest payments on the Notes, and the return on the Notes is limited to the performance of the USDCNY exchange rate from the Trade Date to the Final Valuation Date.
t	The payment on your Notes is not based on the USDCNY exchange rate at any time other than the Final Valuation Date — The Currency Return will be based solely on the Final Spot Rate relative to Initial Spot Rate (subject to adjustments as described in the prospectus supplement). Therefore, if the value of the Chinese renminbi relative to the U.S. dollar drops precipitously on the Final Valuation Date, the payment on the Notes may be significantly less than it would otherwise have been had the payment been linked to the USDCNY exchange rate at a time prior to such drop. Although the value of the Chinese renminbi relative to the U.S. dollar on the maturity date or at other times during the life of your Notes may be higher than on the Final Valuation Date, you will not benefit from the USDCNY currency exchange rate at any time other than the Final Valuation Date.
t	Repayment of principal amount only at maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to maturity, you may sell them at a loss even if the Chinese renminbi has appreciated relative to the U.S. dollar. You will receive the principal amount only at maturity, and payment of any amount on the Notes, including repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not, either directly or indirectly, an obligation of any third party.
t	The Participation Rate applies only if you hold the Notes to maturity — You should be willing to hold your Notes to maturity. If you are able to sell your Notes in the secondary market prior to maturity, the price you receive will likely not reflect the full economic value of the Participation Rate or the Notes themselves, and the return you realize may be less than the Currency Return even if the Chinese renminbi has appreciated relative to the U.S. dollar. You can receive the full benefit of the Participation Rate from the Issuer only if you hold your Notes to maturity.
t	Limited liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.
t	Credit of Issuer — The Notes are unsecured debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal at maturity, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes and could lose your entire initial investment.
t	The maximum possible return is limited — Because the Currency Return is calculated by dividing (i) the difference of the Initial Spot Rate minus the Final Spot Rate by (ii) the Initial Spot Rate, the maximum Currency Return will equal 100%. Therefore, the return on the Notes is capped at 100% multiplied by the Participation Rate
t	The market value of the Notes may be influenced by unpredictable factors — The market value of your Notes may fluctuate between the date you purchase them and the Final Valuation Date when the Calculation Agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the USDCNY currency exchange rate on any day will affect the market value of the Notes. Other factors that may influence the market value of the Notes include:
t	supply and demand for the Notes, including inventory positions held by Barclays Capital Inc. or any other market;
t	Chinese renminbi and U.S. dollar interest rates, as well as interest and yield rates in the market generally;
t	the time remaining to maturity of the Notes;
t	variety of economic, financial, political, regulatory or judicial events;
t	the creditworthiness of Barclays Bank PLC, including actual or anticipated downgrades in the Issuer’s credit ratings; and
t	volatility of the currency exchange rates between the Chinese renminbi and the U.S. dollar.
FWP-5

t	Investing in the Notes is not equivalent to investing directly in the Chinese renminbi — You may receive a lower payment at maturity than you would have received if you had invested directly in the Chinese renminbi. Additionally, the payment at maturity is based on the Currency Return, which is based solely on the stated formula set forth above and not on any other formula that could be used to calculate currency returns.
t	Currency exchange risks can be expected to heighten in periods of financial turmoil — In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions. In addition, governments around the world, including the United States government and governments of other major world currencies, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies. Such interventions affect currency exchange rates globally and, in particular, the value of the Chinese renminbi relative to the U.S. dollar. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the Notes and your return on your investment in the Notes.
t	Emerging markets risk — An investment linked to emerging market currencies, which include the Chinese renminbi, involves many risks beyond those involved in an investment linked to the currencies of developed markets, including, but not limited to: economic, social, political, financial and military conditions in the emerging markets, including especially political uncertainty and financial instability; the increased likelihood of restrictions on export or currency conversion in the emerging markets; the greater potential for an inflationary environment in the emerging markets; the possibility of nationalization or confiscation of assets; the greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and less liquidity in emerging market currency markets than in those of developed markets. The currencies of emerging markets may be more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. Moreover, the emerging market economies may differ favorably or unfavorably from developed market economies in a variety of ways, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.
t	Legal and regulatory risks — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the USDCNY exchange rate and, consequently, on the value of the Notes.
t	Currency markets may be volatile — Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. The liquidity, trading value and amount payable under the Notes could be affected by action of the governments of United States or China. These factors may affect the values of the USDCNY exchange rate and the value of your Notes in varying ways, and different factors may cause the values of the USDCNY exchange rate, as well as its volatility, to move in inconsistent directions at inconsistent rates.
t	Certain built-in costs are likely to adversely affect the value of the Notes prior to maturity — While the payment at maturity described in this free writing prospectus is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission applicable to brokerage account investors and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the maturity date could result in a substantial loss to you.
t	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.
t	Potentially inconsistent research, opinions or recommendations by Barclays, UBS Financial Services Inc. or their respective affiliates — Barclays, UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays, UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes.
FWP-6

What are the material tax consequences of the Notes?

The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement. In addition, this discussion applies to you only if you are an initial purchaser of the Notes; if you are a secondary purchaser of the Notes, the tax consequences to you may be different.

The following section is the opinion of our special tax counsel, Sullivan & Cromwell LLP, and it assumes that the description of the terms of the Notes in this free writing prospectus is materially correct. The Notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for United States federal income tax purposes. Under applicable U.S. Treasury Regulations governing debt instruments with payments denominated in, or determined by reference to, more than one currency, for persons whose functional currency is the U.S. dollar, the Notes will not be foreign currency denominated debt instruments because the “predominant” currency of the Notes is the U.S. dollar. Accordingly, we will treat the Notes as being denominated in U.S. dollars, and we will treat payments on the Notes determined by reference to the performance of the Reference Asset as contingent payments under the special federal income tax rules applicable to contingent payment debt instruments. Under these rules, if you are a U.S. individual or taxable entity, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield for the Notes and pay tax accordingly, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale or maturity of the Notes would be taxed as ordinary interest income and any loss you may recognize on the sale or maturity of the Notes would generally be ordinary loss to the extent of the interest you previously included as income in respect of the Notes and thereafter would be capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

If you purchase your Notes for an amount that differs from the principal amount of the Notes, you may be subject to special tax rules as described in “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement (in particular, the rules that apply when a U.S. holder purchases a contingent payment debt instrument for an amount that differs from the adjusted issue price of that contingent payment debt instrument at the time of the purchase). These rules are complex and therefore individuals are urged to consult their tax advisors regarding these rules.

For a further discussion of the tax treatment of your Notes, including information regarding obtaining the comparable yield for your Notes and the tax consequences to secondary purchasers of the Notes, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions (which would include debt of a foreign financial institution that is not regularly traded on an established securities market, and accordingly may include your Notes) as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. The Internal Revenue Service has issued guidance exempting “specified foreign financial assets” held in a financial account from reporting under this provision (although the financial account itself, if maintained by a foreign financial institution, may remain subject to this reporting requirement). Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments treated as interest to non-U.S. holders in respect of instruments such as the Notes. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any payments treated as interest at a 30% rate, unless you have provided to Barclays an appropriate and valid Internal Revenue Service Form W-8. In addition, non-U.S. holders will be subject to the general rules regarding information reporting and backup withholding as described under the heading “Certain U.S. Federal Income Tax Considerations—Information Reporting and Backup Withholding” in the accompanying prospectus supplement.

FWP-7

Historical Performance of the Reference Asset

The following graph sets forth the historical performance of the reference asset from January 2, 2001 through June 8, 2012 (based on the daily, closing spot exchange rates from Bloomberg L.P.). On June 8, 2012, such closing spot exchange rate of USDCNY was 6.3188.

We obtained the information below from Bloomberg, L.P. We have not conducted any independent review, or any due diligence of information obtained from Bloomberg, L.P. The actual Initial Spot Rate and Final Spot Rate will be determined by the calculation agent as described in “Indicative Terms – Reference Asset” on page FWP-3 and not from Bloomberg L.P. The historical levels of the reference asset should not be taken as an indication of future performance, and no assurance can be given as to the USDCNY exchange rate on any day during the term of the Notes, including the Final Valuation Date. We cannot give you assurance that the performance of the reference asset will result in the return of more than your initial investment, subject to the credit risk of Barclays Bank PLC.

The decline of the USDCNY exchange rate (meaning the Chinese renminbi has appreciated relative to the U.S. dollar) will have a positive impact on the Currency Return. Conversely, the increase in the USDCNY exchange rate (meaning the Chinese renminbi weakens relative to the U.S. dollar) will have a negative impact on the Currency Return.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents”, and the Agents will agree to purchase, all of the Notes at the price indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates for distribution of the Notes to brokerage account investors. The issue price per Note to brokerage account investors is $1000 per Note. UBS Financial Services Inc. will act as placement agent for sales to certain advisory accounts for which they are an investment advisor at a purchase price to such accounts of $975.00 per Note, and will not receive a sales commission with respect to such sales.

We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

FWP-8